Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FIRST QUARTER 2011
— Improved Per Share Performance by 47% —
— Leverage Ratio Improved to 3.31x on Net Debt Basis(1) —
— Successfully Amended Bank Credit Facility —
     SIOUX FALLS, SD, April 20, 2011 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $107.7 million compared to $118.1 million in the first quarter of 2010. Net loss attributable to common stockholders was $(2.3) million, a 40.4% improvement compared to $(3.9) million in the prior year quarter or $(0.09) per share compared to $(0.17) per share, a 47.1% improvement on a per share basis over the first quarter of 2010.
     The Company continued to delever its balance sheet, improving its long-term leverage ratio to 3.31 times on a net debt basis versus the amended covenant of 4.00 times. As previously announced, LodgeNet amended its bank Credit Facility in March 2011. The Amendment modified certain terms of the Credit Facility, including an increase in the permitted leverage ratio, the creation of a specific preferred stock dividend payment basket and the potential to extend the term beyond its current expiration in April, 2014.
The following financial highlights are in thousands, except per share data:

	Three Months Ended March 31,
	2011	2010
Total revenue	$107,729	$118,052
Income from operations	6,901	6,634
Net loss	(908)	(2,502)
Net loss attributable to common stockholders	(2,346)	(3,939)
Net loss per common share (basic and diluted)	$(0.09)	$(0.17)

Adjusted Operating Cash Flow (2)	$27,938	$29,122
Average shares outstanding (basic and diluted)	25,037	22,747

(1)	Net Debt, a non-GAAP measure, is defined by the Company as total outstanding debt less cash on the balance sheet.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

LodgeNet Q1 2011 Earnings 2-2-2-2
     “We are pleased with our performance during the first quarter. We achieved our financial guidance for the quarter while continuing our strategic focus on strengthening our balance sheet and driving revenue growth from our strategic initiatives,” said Scott C. Petersen, LodgeNet Chairman and CEO. “We continued to increase per-room revenue within our hospitality business from non-guest entertainment sources and we believe our balance sheet is now well positioned to support significant growth of our high-definition interactive television room base.”
Key Q1 Highlights:
Further Revenue Diversification: Growth initiatives revenue increased by 7.6% on a per-room basis in the Hospitality sector and total Non-Guest Entertainment revenues now comprise a substantial 45% of total revenue, led by increases in Hotel Services, System Sales and Advertising Services.
Reduced Operating Expenses: Operating expenses were reduced by $2.9 million or 12.7% versus the prior year. The majority of the decline was attributable to lower personnel expenses and continued cost containment measures.
Strong Gross Margin Performance: Margins improved across every business, most significantly in the Guest Entertainment line, which improved 110 basis points to 61.1%.
Strengthened Balance Sheet: The balance sheet was reinforced during the first quarter with the successful credit facility amendment undertaken to provide additional flexibility to invest in the most promising growth initiatives.
Improved Per Share Performance: Bottom-line profitability improved significantly as net loss per share attributable to common stockholders of $(0.09) improved 47.1% vs. prior year results of $(0.17) per share. Reductions in Interest expense and Depreciation and Amortization expense contributed to this improvement.
     “In the first quarter we took several steps to position the company for future growth and improved profitability,” said Frank P. Elsenbast, LodgeNet Senior Vice President and CFO. “First, we successfully amended our existing Credit Facility. This amendment increases the allowable leverage to 4.0 times and will enable us to partner with our best customers as we upgrade their properties to high definition and rollout our Envision platform. We also took steps to significantly reduce our cost structure. With the restructuring that we initiated in the first quarter, we reduced our operating expenses and flattened the organization while continuing to fund high-value product development and growth initiatives. And finally, we continued our revenue diversification efforts with 45% of total revenue now coming from our growth initiatives and we view Envision as the next step in the continued growth of these initiatives.”
     “We made significant progress during the quarter on several key strategic initiatives focused on maximizing the revenue potential of our 1.8 million room footprint,” continued Petersen. “We successfully launched our new Envision solution, which greatly elevates the guest experience by presenting guests with the content and information they need while traveling — whether it is sourced from the Internet or accessed from our edge servers. We installed our first Envision system at the landmark 1,100-room Hyatt Regency O’Hare; we introduced every major hotel brand to the interactive power of Envision and how it can enhance their business operations; and we delivered a growing suite of interactive applications for our new Envision platform. We also continued the market testing of our VOD 2.0 initiative, a new movie merchandising approach intended to reposition our traditional content offering to hotel guests. We expect to launch VOD 2.0 by the end of this quarter with a new tiered pricing structure, on-screen look, and marketing messages emphasizing our very early movie window.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2011 VERSUS
THREE MONTHS ENDED MARCH 31, 2010
Total revenue for the first quarter of 2011 was $107.7 million, a decrease of $10.3 million or 8.7%, compared to the same period of 2010. The decrease in revenue resulted primarily from the decline in Guest Entertainment revenue, Broadband system sales and Healthcare system sales, partially offset by an increase in revenue from Advertising Services, Hotel Services and System Sales & Related. The decline in Guest Entertainment revenue resulted from a 6.0% reduction in the average number of Guest Entertainment rooms and the decline in movie revenue per room. Poor Hollywood content continues to have a negative impact on our revenue per room, with the top five theatrical titles generating $6.2 million in revenue for the quarter, or 40.4% less revenue as compared to the prior year. The revenue per room impact from the top five movie decline was $(0.72) per room for the first quarter vs. the prior year. Hospitality revenue from non-Guest Entertainment sources improved 7.6% on a revenue per room basis with every service line increasing revenue per room compared to last year. The Hotel Networks (“THN”), our advertising services subsidiary, generated revenue of $2.5 million, an increase of 8.3% compared to the first quarter of 2010 and a 15.9% increase on a revenue per room basis. This increase was related to increases in channel carriage revenues and advertising activity on our interactive advertising platform. Hotel
LodgeNet Q1 2011 Earnings 3-3-3-3
Service revenue grew to $34.7 million in the first quarter, a 6.9% increase versus last year on a revenue per room basis, driven primarily from price increases on TV programming versus last year. System Sales and Related revenue per room improved 7.8% due to continued growth in our Professional Solutions group delivering network design and TV installation services. With regard to our Healthcare division, revenue decreased $0.7 million to $1.9 million during the first quarter of 2011 driven by timing delays of certain healthcare installations. The backlog of healthcare installations remains at six facilities.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 9.5% or $6.3 million, to $60.3 million in the first quarter of 2011 as compared to $66.6 million in the first quarter of 2010. Direct costs declined due to lower volume in Guest Entertainment, Hotel Services and Broadband as well as significant rate reductions in certain components of our cost structure. Volume reductions were primarily due to decreased movie revenue and reductions in rooms receiving Hotel Services. In addition to the volume reductions, the Company improved gross margins from reductions in the average commission rate paid to hotels and lower connectivity costs realized from right sizing bandwidth and renegotiating supplier agreements. In addition, Advertising Services experienced lower fixed costs in the current quarter driven by lower satellite distribution costs. These changes drove an increase in gross margins to 44.0% for the first quarter of 2011 compared to 43.6% for the first quarter of 2010.
     System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $2.9 million or 12.7%, to $19.8 million in the first quarter of 2011 as compared to $22.6 million in the first quarter of 2010. The savings versus the prior year period were due primarily to a personnel reduction in January 2011 which eliminated approximately 7% of the workforce. During the quarter, we incurred $1.2 million of restructuring costs related to the reduction in force and other cost saving measures. Another major decline in operating expenses was Depreciation and Amortization, which decreased $2.6 million, or 11.4%, to $19.6 million in the first quarter of 2011 as compared to $22.2 million in the first quarter of 2010. The decline was due to assets becoming fully depreciated and the reduction in capital investments levels over the past years.
     As a result of factors described above, operating income increased to $6.9 million in the first quarter of 2011 as compared to $6.6 million in the first quarter of 2010. Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and debt issuance costs, decreased to $27.9 million for the first quarter of 2011 as compared to $29.1 million in the first quarter of 2010. As a percent of revenue, AOCF margin increased to 25.9% this quarter versus 24.7% for the prior year quarter.
     Interest expense decreased $1.0 million to $7.7 million in the first quarter of 2011 versus $8.7 million in the first quarter of 2010. The outstanding debt was $370.6 million at the end of first quarter of 2011 compared to $427.0 million at the end of first quarter of 2010. Our average interest rate for the first quarter of 2011 was 8.3%. Our effective interest rate will increase to approximately 12% during the second quarter, due to the amended 6.5% interest rate on our credit facility and the final quarterly payment on our interest rate swap commitment at just over 5%. Interest rates for the company will normalize at approximately 6.5% beginning in the third quarter.
     Net loss attributable to common stockholders was $(2.3) million for the first quarter of 2011, a 40.4% improvement compared to $(3.9) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.09) for the first quarter of 2011 (basic and diluted), a 47.1% improvement versus $(0.17) in the first quarter of 2010 (basic and diluted).
     For the first quarter of 2011, cash provided by operating activities was $19.2 million as compared to $28.1 million in the first quarter of 2010. The higher 2010 cash flow reflected significant favorability in working capital due to an increase in payables in the prior year. Cash used for capital investments was $4.6 million during the first quarter of 2011 compared to $4.5 million in the first quarter of 2010. During the quarter, the Company installed 1,713 new rooms and converted 1,276 rooms to our High Definition interactive TV platform as compared to 3,641 new rooms and 4,752 converted rooms during the first quarter of 2010. The average capital cost per room for these High Definition rooms declined 20% versus 2010 to $186 per room.
Outlook
For the second quarter of 2011, LodgeNet expects to report revenue in the range of $106 million to $110 million. This guidance reflects a 3% to 8% decline in Guest Entertainment revenue on a per room basis. Additionally, we expect Adjusted

Operating Cash Flow to be in a range from $25 million to $28 million and Net Income (Loss) per common share in a range from $(0.20) to $(0.12).
The Company will host a teleconference to discuss its results April 20th, 2011, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

LodgeNet Q1 2011 Earnings 4-4-4-4
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use Adjusted Operating Cash Flow and Net Debt, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted Operating Cash Flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs. Net Debt is our total outstanding debt less our cash. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. In addition, Net Debt provides an indication of our ability to remain in compliance with financial covenants. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.8 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, eSuite and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our second quarter 2011 guidance, including revenue, Guest Entertainment revenue, Adjusted Operating Cash Flow, and net loss per common share, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q1 2011 Earnings 5-5-5-5
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash	$16,074	$8,381
Accounts receivable, net	50,527	49,332
Other current assets	12,779	12,728

Total current assets	79,380	70,441

Property and equipment, net	143,544	156,917
Debt issuance costs, net	5,587	3,681
Intangible assets, net	97,033	99,005
Goodwill	100,081	100,081
Other assets	13,592	13,881

Total assets	$439,217	$444,006

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$65,064	$60,303
Current maturities of long-term debt	10,612	4,807
Accrued expenses	19,673	22,327
Fair value of derivative instruments	5,246	10,353
Deferred revenue	20,101	23,168

Total current liabilities	120,696	120,958

Long-term debt	359,970	368,832
Other long-term liabilities	10,010	8,565

Total liabilities	490,676	498,355

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized;
Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at March 31, 2011 and December 31, 2010, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,152,080 and 25,088,539 shares outstanding at March 31, 2011 and December 31, 2010, respectively	252	251
Additional paid-in capital	387,942	388,961
Accumulated deficit	(438,804)	(437,896)
Accumulated other comprehensive loss	(850)	(5,666)

Total stockholders’ deficiency	(51,459)	(54,349)

Total liabilities and stockholders’ deficiency	$439,217	$444,006

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2011 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Hospitality and Advertising Services	$105,835	$115,499
Healthcare	1,894	2,553

Total revenues	107,729	118,052

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	59,361	65,261
Healthcare	922	1,346
Operating expenses:
System operations	10,069	10,515
Selling, general and administrative	9,689	12,115
Depreciation and amortization	19,641	22,173
Restructuring charge	1,160	3
Other operating (income) expense	(14)	5

Total direct costs and operating expenses	100,828	111,418

Income from operations	6,901	6,634

Other income and (expenses):
Interest expense	(7,671)	(8,682)
Loss on early retirement of debt	(158)	(493)
Other income	317	223

Loss before income taxes	(611)	(2,318)
Provision for income taxes	(297)	(184)

Net loss	(908)	(2,502)
Preferred stock dividends	(1,438)	(1,437)

Net loss attributable to common stockholders	$(2,346)	$(3,939)

Net loss per common share (basic and diluted)	$(0.09)	$(0.17)

Weighted average shares outstanding (basic and diluted)	25,037,122	22,746,527

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2011 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net loss	$(908)	$(2,502)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,641	22,173
Unrealized (gain) loss on derivative instruments	(745)	659
Loss on early retirement of debt	158	493
Share-based compensation and restricted stock	414	312
Other, net	122	40
Change in operating assets and liabilities:
Accounts receivable, net	(2,667)	(1,350)
Other current assets	459	170
Accounts payable	4,709	10,222
Accrued expenses and deferred revenue	(2,127)	(1,521)
Other	178	(598)

Net cash provided by operating activities	19,234	28,098

Investing activities:
Property and equipment additions	(4,645)	(4,525)

Net cash used for investing activities	(4,645)	(4,525)

Financing activities:
Repayment of long-term debt	(3,025)	(45,274)
Payment of capital lease obligations	(214)	(287)
Borrowings on revolving credit facility	25,000	—
Repayments of revolving credit facility	(25,000)	—
Debt issuance costs	(2,410)	—
Proceeds from investment in long-term debt	177	2,643
Proceeds from issuance of common stock, net of offering costs	—	13,692
Payment of dividends to preferred shareholders	(1,438)	(1,437)
Exercise of stock options	5	3

Net cash used for financing activities	(6,905)	(30,660)

Effect of exchange rates on cash	9	4

Increase (decrease) in cash	7,693	(7,083)

Cash at beginning of period	8,381	17,011

Cash at end of period	$16,074	$9,928

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2011 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	1st Qtr '11	4th Qtr '10	3rd Qtr '10	2nd Qtr '10	1st Qtr '10
Room Base Statistics
Total Rooms Served (1)	1,797,336	1,829,712	1,852,161	1,888,287	1,911,842
Total Guest Entertainment Rooms (2)	1,649,296	1,680,322	1,706,884	1,738,311	1,764,363
Total HD Rooms (3)	273,309	270,384	254,233	246,739	239,984
Percent of Total Guest Entertainment Rooms	16.6%	16.1%	14.9%	14.2%	13.6%
Total Television Programming (FTG) Rooms (4)	1,013,551	1,030,437	1,051,264	1,070,081	1,083,837
Percent of Total Guest Entertainment Rooms	61.5%	61.3%	61.6%	61.6%	61.4%
Total Broadband Internet Rooms (5)	171,713	178,047	185,153	195,294	200,139
Percent of Total Rooms Served	9.6%	9.7%	10.0%	10.3%	10.5%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$11.79	$11.55	$12.53	$12.54	$12.99
Hotel Services	6.93	6.59	6.56	6.48	6.48
System Sales and Related Services	1.94	1.96	2.04	1.71	1.80
Advertising Services	0.51	0.54	0.42	0.49	0.44

Total Hospitality and Advertising Services	21.17	20.64	21.55	21.22	21.71
Based on average Guest Entertainment rooms

Summary Operating Results (Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$58,922	$58,738	$64,833	$65,963	$69,082
Hotel Services	34,679	33,526	33,951	34,125	34,486
System Sales and Related Services	9,700	9,960	10,546	8,986	9,591
Advertising Services	2,534	2,749	2,194	2,584	2,340

Total Hospitality and Advertising Services	105,835	104,973	111,524	111,658	115,499
Healthcare	1,894	2,282	2,270	1,413	2,553

Total Revenue	$107,729	$107,255	$113,794	$113,071	$118,052
Adjusted Operating Cash Flow (6)	$27,938	$24,642	$27,893	$27,873	$29,122

Reconciliation of Adjusted Operating Cash Flow to Income From Operations (Dollar amounts in thousands)

Adjusted Operating Cash Flow	$27,938	$24,642	$27,893	$27,873	$29,122
Depreciation and Amortization	(17,714)	(18,048)	(18,191)	(18,975)	(19,954)
Amortization of Acquired Intangibles	(1,927)	(1,950)	(1,950)	(1,950)	(2,219)
Share Based Compensation and Restricted Stock	(414)	(413)	(389)	(648)	(312)
Restructuring Charge	(1,160)	(79)	(101)	(239)	(3)
Debt Issuance Costs	178	(242)	(458)	—	—

Income From Operations	$6,901	$3,910	$6,804	$6,061	$6,634

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms, of which 88% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.